Exhibit 99.1

ALTRIA REPORTS 2023 SECOND-QUARTER AND FIRST-HALF RESULTS;
REAFFIRMS 2023 FULL-YEAR EARNINGS GUIDANCE

RICHMOND, Va. - August 1, 2023 - Altria Group, Inc. (NYSE: MO) today reports our 2023 second-quarter and first-half business results and reaffirms our guidance for 2023 full-year adjusted diluted earnings per share (EPS).
“We had a solid first half of the year and we continue on our exciting journey towards Moving Beyond Smoking.” said Billy Gifford, Altria’s Chief Executive Officer. “We completed our acquisition of NJOY and delivered strong business results, growing adjusted diluted EPS by 5% in the first half. And we returned $3.8 billion to shareholders while investing in pursuit of our Vision.”

“We look forward to executing our commercial plan for NJOY in the second half of the year, and we reaffirm our guidance to deliver 2023 full-year adjusted diluted EPS in a range of $4.89 to $5.03. This range represents an adjusted diluted EPS growth rate of 1% to 4% from a $4.84 base in 2022.”

Altria Headline Financials[1]

($ in millions, except per share data)	Q2 2023	Change vs. Q2 2022	First Half 2023	Change vs. First Half 2022
Net revenues	$6,508	(0.5)%	$12,227	(1.7)%
Revenues net of excise taxes	$5,438	1.2%	$10,201	0.1%

Reported tax rate	24.6%	(19.9) pp	26.1%	(7.3) pp
Adjusted tax rate	24.7%	(0.1) pp	24.8%	(0.1) pp

Reported diluted EPS[2]	$1.19	100%+	$2.18	38.9%
Adjusted diluted EPS[2]	$1.31	4.0%	$2.50	5.0%
1 “Adjusted” financial measures presented in this release exclude the impact of special items. See “Basis of Presentation” for more information.
2 “EPS” represents diluted earnings per share.

As previously announced, a conference call with the investment community and news media will be webcast on August 1, 2023 at 9:00 a.m. Eastern Time. Access to the webcast is available at www.altria.com/webcasts.
6601 West Broad Street, Richmond VA 23230

NJOY Transaction and Final Payment from Philip Morris International Inc. (PMI)
•On June 1, 2023, we completed our acquisition of NJOY Holdings, Inc. (NJOY Transaction), paying $2.75 billion in cash which we funded through a combination of a $2 billion term loan, commercial paper and available cash. We may also be obligated to pay up to $500 million in additional cash payments that are contingent on receipt of FDA authorizations with respect to certain NJOY products.
•In July, we received final payment of approximately $1.8 billion (including interest) from PMI as part of our total $2.7 billion (plus interest) transition agreement for the IQOS Tobacco Heating System®. The proceeds were subsequently applied to the full repayment of the outstanding $2 billion term loan.

Cash Returns to Shareholders
•In the second quarter and first half, we repurchased 10.4 million shares at an average price of $45.37, for a total cost of $472 million. As of June 30, 2023, we had $528 million remaining under the current share repurchase program, which we expect to complete by December 31, 2023. Share repurchases depend on marketplace conditions and other factors, and the program remains subject to the discretion of our Board of Directors (Board).
•We paid dividends of $1.7 billion and $3.4 billion in the second quarter and first half, respectively. In March 2023, we established a new progressive dividend goal that targets mid-single digits dividend growth annually. Future dividend payments remain subject to the discretion of our Board.

Macroeconomic Conditions Impacting Our Businesses
Impact on Tobacco Business Operations
•Our businesses were not materially impacted by increased costs resulting from high inflation.
Impact on Adult Tobacco Consumers (ATCs)
•We believe the cumulative effect of high inflation over the past several quarters impacted ATC behaviors, discretionary income and spending. As a result, PM USA and the cigarette industry experienced elevated volume declines, and we observed accelerated share growth in the discount cigarettes segment. Despite these factors, our leading tobacco brands remained resilient and we continued to observe significant brand loyalty in the tobacco space overall.

Environmental, Social and Governance
Our Corporate Responsibility Focus Areas are: (i) reduce the harm of tobacco products, (ii) prevent underage use, (iii) protect the environment, (iv) drive responsibility through our value chain, (v) support our people and communities and (vi) engage and lead responsibly. Our corporate responsibility reports are available on the Responsibility section of www.altria.com.
•Most recently, we published the following responsibility reports:
◦2022 Engage and Lead Responsibly Report;
◦2022 Prevent Underage Use Snapshot;
◦2022 Drive Responsibility Through Our Value Chain Snapshot;
◦2022 Support Our People & Communities Snapshot; and
◦2022 Reduce Harm of Tobacco Products Snapshot.
•In June, we were recognized as one of the most community-minded businesses by the national service organization, Points of Light, in its 2022 Civic 50 recognition. This is our eleventh consecutive year of recognition for our commitment to supporting communities and advancing social causes.
•In July, we commenced an equity and civil rights assessment (Assessment) in response to a 2022 shareholder proposal requesting that we commission a civil rights equity audit. We are leading the Assessment, which is being overseen by an external Advisory Review Board. The review board consists of five independent members with relevant expertise in fields such as civil rights, inclusion, diversity and equity, legal, law enforcement, public policy, and youth development. More information is available on the Investors section of www.altria.com.

2023 Full-Year Guidance
We reaffirm our guidance to deliver 2023 full-year adjusted diluted EPS in a range of $4.89 to $5.03, representing a growth rate of 1% to 4% from an adjusted diluted EPS base of $4.84 in 2022. Our 2023 full-year adjusted diluted EPS guidance range includes planned investments in support of our Vision, such as (i) continued smoke-free product research, development and regulatory preparation expenses, (ii) enhancement of our digital consumer engagement system and (iii) marketplace activities in support of our smoke-free products, including planned investments behind the U.S. commercialization of NJOY ACE. Our guidance range also includes estimated amortization charges of approximately $50 million related to intangible assets acquired in the NJOY Transaction.
While the 2023 full-year adjusted diluted EPS guidance accounts for a range of scenarios, the external environment remains dynamic. We will continue to monitor conditions related to (i) the economy, including the impact of high inflation, rising interest rates and global supply chain disruptions, (ii) ATC dynamics, including disposable income, purchasing patterns and adoption of smoke-free products, and (iii) regulatory and legislative developments.
We continue to expect our 2023 full-year adjusted effective tax rate to be in a range of 24.5% to 25.5% and our 2023 capital expenditures to be between $175 million and $225 million. As a result of the NJOY Transaction, we revised our estimate for 2023 depreciation and amortization expenses to be approximately $280 million.
Our full-year adjusted diluted EPS guidance range and full-year forecast for our adjusted effective tax rate exclude the impact of certain income and expense items that our management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, asset impairment charges, acquisition and disposition-related items, equity investment-related special items (including any changes in fair value of our equity investment recorded at fair value and any changes in the fair value of related warrants and preemptive rights), certain income tax items, charges associated with tobacco and health and certain other litigation items, and resolutions of certain non-participating manufacturer (NPM) adjustment disputes under the MSA (NPM Adjustment Items). See Table 1 below for the income and expense items for the second quarter of 2023.
Our management cannot estimate on a forward-looking basis the impact of certain income and expense items, including those items noted in the preceding paragraph, on our reported diluted EPS or our effective tax rate because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, we do not provide a corresponding U.S. generally accepted accounting principles (GAAP) measure for, or reconciliation to, our adjusted diluted EPS guidance or our adjusted effective tax rate forecast.

ALTRIA GROUP, INC.
See “Basis of Presentation” below for an explanation of financial measures and reporting segments discussed in this release.

Financial Performance
Second Quarter
•Net revenues decreased 0.5% to $6.5 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes increased 1.2% to $5.4 billion.
•Reported diluted EPS increased 100%+ to $1.19, primarily driven by 2022 charges related to our former investment in JUUL Labs Inc. (JUUL) equity securities, favorable Cronos and ABI-related special items, higher reported operating companies income (OCI) and fewer shares outstanding, partially offset by higher tobacco and health and certain other litigation items and acquisition costs related to the NJOY Transaction.
•Adjusted diluted EPS increased 4.0% to $1.31, primarily driven by higher adjusted OCI and fewer shares outstanding, partially offset by lower net periodic benefit income.
First Half
•Net revenues decreased 1.7% to $12.2 billion, primarily driven by lower net revenues in the smokeable products segment. Revenues net of excise taxes was essentially unchanged at $10.2 billion.
•Reported diluted EPS increased 38.9% to $2.18, primarily driven by lower charges related to our former investment in JUUL equity securities, favorable Cronos-related special items, higher reported earnings from our investment in ABI, fewer shares outstanding, favorable interest expense and higher reported OCI. These drivers were partially offset by higher tobacco and health and certain other litigation items and acquisition costs related to the NJOY Transaction.
•Adjusted diluted EPS increased 5.0% to $2.50, primarily driven by higher adjusted OCI, fewer shares outstanding, higher adjusted earnings from our investment in ABI and favorable interest expense, partially offset by lower net periodic benefit income.

Table 1 - Altria’s Adjusted Results

	Second Quarter			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Reported diluted EPS	$1.19	$0.49	100%+	$2.18	$1.57	38.9%
NPM Adjustment Items	—	—		—	(0.02)
Tobacco and health and certain other litigation items	0.12	0.02		0.17	0.02
Loss on disposition and changes in fair value of JUUL equity securities	—	0.64		0.14	0.70
ABI-related special items	—	0.05		(0.01)	0.02
Cronos-related special items	—	0.06		0.02	0.09
Adjusted diluted EPS	$1.31	$1.26	4.0%	$2.50	$2.38	5.0%
Note: For details of pre-tax, tax and after-tax amounts, see Schedules 7 and 9.

Special Items
The EPS impact of the following special items is shown in Table 1 and Schedules 6, 7, 8 and 9.
NPM Adjustment Items
•In the first half of 2022, we recorded pre-tax income of $60 million (or $0.02 per share) for NPM Adjustments Items.
Tobacco and Health and Certain Other Litigation Items
•In the second quarter of 2023 and 2022, we recorded pre-tax charges of $290 million (or $0.12 per share) and $46 million (or $0.02 per share), respectively, for tobacco and health and certain other litigation items and related interest costs. The 2023 charges were primarily driven by our previously announced settlement of JUUL-related litigation.

•In the first half of 2023 and 2022, we recorded pre-tax charges of $401 million (or $0.17 per share) and $58 million (or $0.02 per share), respectively, for tobacco and health and certain other litigation items and related interest costs.
Loss on Disposition and Changes in Fair Value of JUUL Equity Securities
As previously disclosed, we exchanged our entire minority economic interest in JUUL for a non-exclusive, irrevocable global license to certain of JUUL’s heated tobacco intellectual property (2023 JUUL Transaction). We recorded non-cash, pre-tax losses from investments in equity securities as a result of the 2023 JUUL Transaction and changes in the estimated fair value of our former investment in JUUL in 2022. Amounts consisted of the following:

	Second Quarter		Six Months Ended June 30,
($ in millions, except per share data)	2023	2022	2023	2022

(Income) losses from investments in equity securities	$—	$1,155	$250	$1,255
Losses per share	$—	$0.64	$0.14	$0.70
We recorded corresponding adjustments to the JUUL tax valuation allowance in 2023 and 2022.
ABI-Related Special Items
•In the second quarter and first half of 2022, equity earnings from ABI included net pre-tax losses of $112 million (or $0.05 per share) and $53 million (or $0.02 per share), respectively, consisting primarily of ABI’s non-cash impairment charge related to its investment in a joint venture with direct exposure to Russia and Ukraine. The net pre-tax losses for the first half of 2022 were partially offset by ABI’s net mark-to-market gains on certain ABI financial instruments associated with its share commitments.
The ABI-related special items above include our respective share of the amounts recorded by ABI and additional adjustments related to (i) conversion from international financial reporting standards to GAAP and (ii) adjustments to our investment required under the equity method of accounting.
Cronos-Related Special Items
We recorded net pre-tax expense consisting of the following:

	Second Quarter		Six Months Ended June 30,
($ in millions, except per share data)	2023	2022	2023	2022

Loss on Cronos-related financial instruments	$—	$4	$—	$14
(Income) losses from investments in equity securities [1]	4	110	30	161
Total Cronos-related special items - (income) expense	$4	$114	$30	$175
Losses per share	$—	$0.06	$0.02	$0.09
1 Amounts include our share of special items recorded by Cronos and additional adjustments, if required under the equity method of accounting, related to our investment in Cronos including the $107 million non-cash pre-tax impairment of our investment in Cronos in the second quarter of 2022.
We recorded corresponding adjustments to the Cronos tax valuation allowance in 2023 and 2022 relating to the special items.

SMOKEABLE PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues decreased 0.9%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes increased 0.9%.
•Reported and adjusted OCI increased 3.0% and 3.1%, respectively, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher costs. Adjusted OCI margins increased by 1.3 percentage points to 60.4%.
First Half
•Net revenues decreased 2.0%, primarily driven by lower shipment volume and higher promotional investments, partially offset by higher pricing. Revenues net of excise taxes decreased 0.2%.
•Reported OCI increased 0.5%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges, NPM Adjustment Items in 2022 and higher costs.
•Adjusted OCI increased 1.7%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments, higher per unit settlement charges and higher costs. Adjusted OCI margins increased by 1.1 percentage points to 60.4%.

Table 2 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Net revenues	$5,820	$5,873	(0.9)%	$10,910	$11,138	(2.0)%
Excise taxes	(1,041)	(1,137)		(1,969)	(2,181)
Revenues net of excise taxes	$4,779	$4,736	0.9%	$8,941	$8,957	(0.2)%

Reported OCI	$2,846	$2,762	3.0%	$5,349	$5,321	0.5%
NPM Adjustment Items	—	—		—	(60)
Tobacco and health and certain other litigation items	40	38		52	50
Adjusted OCI	$2,886	$2,800	3.1%	$5,401	$5,311	1.7%
Reported OCI margins [1]	59.6%	58.3%	1.3 pp	59.8%	59.4%	0.4 pp
Adjusted OCI margins [1]	60.4%	59.1%	1.3 pp	60.4%	59.3%	1.1 pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Smokeable products segment reported domestic cigarette shipment volume decreased 8.7%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income), partially offset by trade inventory movements.
•When adjusted for trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10%.
•When adjusted for trade inventory movements and other factors, total estimated domestic cigarette industry volume decreased by an estimated 7.5%.
•Reported cigar shipment volume increased 7.6%.
First Half
•Smokeable products segment reported domestic cigarette shipment volume decreased 10.0%, primarily driven by the industry’s decline rate and retail share losses (both of which were impacted by macroeconomic pressures on ATC disposable income), partially offset by calendar differences.

•When adjusted for calendar differences and trade inventory movements, smokeable products segment domestic cigarette shipment volume decreased by an estimated 10.5%.
•When adjusted for trade inventory movements, calendar differences and other factors, total estimated domestic cigarette industry volume decreased by an estimated 8%.
•Reported cigar shipment volume increased 5.0%.

Table 3 - Smokeable Products: Reported Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Cigarettes:
Marlboro	18,506	20,035	(7.6)%	34,902	38,325	(8.9)%
Other premium	954	1,017	(6.2)%	1,779	1,954	(9.0)%
Discount	1,101	1,457	(24.4)%	2,149	2,847	(24.5)%
Total cigarettes	20,561	22,509	(8.7)%	38,830	43,126	(10.0)%

Cigars:
Black & Mild	465	432	7.6%	908	865	5.0%
Other	1	1	—%	2	2	—%
Total cigars	466	433	7.6%	910	867	5.0%

Total smokeable products	21,027	22,942	(8.3)%	39,740	43,993	(9.7)%
Note: Cigarettes volume includes units sold as well as promotional units but excludes units sold for distribution to Puerto Rico, U.S. Territories to overseas military and by Philip Morris Duty Free Inc., none of which, individually or in the aggregate, is material to our smokeable products segment.

Retail Share and Brand Activity
Second Quarter
•Marlboro retail share of the total cigarette category was 42.1%, a decrease of 0.6 share points versus the prior year, primarily due to increased macroeconomic pressures on ATC disposable income and increased competitive activity. Marlboro retail share increased 0.1 share point from the first quarter of 2023. Additionally, Marlboro share of the premium segment was 58.6%, an increase of 0.5 share points versus the prior year and 0.1 share point sequentially.
•The cigarette industry discount retail share was 28.2%, an increase of 1.8 share points versus the prior year primarily due to the ATC factors mentioned above. Cigarette industry discount retail share was unchanged from the first quarter of 2023.
First Half
•Marlboro retail share of the total cigarette category was 42.0%, a decrease of 0.7 share points versus the prior year primarily due to increased macroeconomic pressures on ATC disposable income and increased competitive activity.
•The cigarette industry discount retail share was 28.2%, an increase of 1.8 share points versus the prior year due to the ATC factors mentioned above.

Table 4 - Smokeable Products: Cigarettes Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2023	2022	Percentage point change	2023	2022	Percentage point change
Cigarettes:
Marlboro	42.1%	42.7%	(0.6)	42.0%	42.7%	(0.7)
Other premium	2.3	2.3	—	2.3	2.3	—
Discount	2.5	3.2	(0.7)	2.7	3.2	(0.5)
Total cigarettes	46.9%	48.2%	(1.3)	47.0%	48.2%	(1.2)
Note: Retail share results for cigarettes are based on data from Circana, Inc. and Circana Group, L.P. (“Circana”) as well as, MSAi. Circana is a newly formed company reflecting the recent merger of IRI and NPD Group, Inc. Circana maintains a blended retail service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Similar to prior reporting, this service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers through the Store Tracking Analytical Reporting System (“STARS”), as provided by MSAi. This service is not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. It is retail services’ standard practice to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

ORAL TOBACCO PRODUCTS

Revenues and OCI
Second Quarter
•Net revenues increased 2.3%, primarily driven by higher pricing, partially offset by higher promotional investments, lower shipment volume and a higher percentage of on! shipment volume relative to MST versus the prior year (mix change). Revenues net of excise taxes increased 2.8%.
•Reported and adjusted OCI increased 3.0%, primarily driven by higher pricing, partially offset by mix change, higher promotional investments and lower shipment volume. Adjusted OCI margins increased by 0.1 percentage point to 68.0%.
First Half
•Net revenues increased 2.3%, primarily driven by higher pricing, partially offset by lower shipment volume, higher promotional investments and mix change. Revenues net of excise taxes increased 2.8%.
•Reported and adjusted OCI increased 2.6%, primarily driven by higher pricing, partially offset by mix change, higher promotional investments and lower shipment volume. Adjusted OCI margins declined by 0.1 percentage point to 68.7%.

Table 5 - Oral Tobacco Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Net revenues	$680	$665	2.3%	$1,308	$1,278	2.3%
Excise taxes	(29)	(32)		(57)	(61)
Revenues net of excise taxes	$651	$633	2.8%	$1,251	$1,217	2.8%

Reported and adjusted OCI	$443	$430	3.0%	$859	$837	2.6%
Reported and adjusted OCI margins [1]	68.0%	67.9%	0.1 pp	68.7%	68.8%	(0.1) pp
1 Reported and adjusted OCI margins are calculated as reported and adjusted OCI, respectively, divided by revenues net of excise taxes.

Shipment Volume
Second Quarter
•Oral tobacco products segment reported domestic shipment volume decreased 1.7%, primarily driven by retail share losses, partially offset by the industry’s growth rate, trade inventory movements and calendar differences. When adjusted for trade inventory movements and calendar differences, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
First Half
•Oral tobacco products segment reported domestic shipment volume decreased 1.8%, primarily driven by retail share losses and other factors, partially offset by the industry’s growth rate, calendar differences and trade inventory movements. When adjusted for calendar differences and trade inventory movements, oral tobacco products segment shipment volume decreased by an estimated 2.5%.
•Total oral tobacco industry volume increased by an estimated 2.5% for the six months ended June 30, 2023, primarily driven by growth in oral nicotine pouches, partially offset by declines in MST volumes.

Table 6 - Oral Tobacco Products: Reported Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2023	2022	Change	2023	2022	Change
Copenhagen	114.9	123.1	(6.7)%	223.9	238.3	(6.0)%
Skoal	42.6	46.9	(9.2)%	82.9	90.8	(8.7)%
on!	30.0	20.3	47.8%	55.2	38.6	43.0%
Other	16.9	17.7	(4.5)%	33.0	34.4	(4.1)%
Total oral tobacco products	204.4	208.0	(1.7)%	395.0	402.1	(1.8)%
Note: Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is currently not material to our oral tobacco products segment. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. To calculate volumes of cans and packs shipped, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST.

Retail Share and Brand Activity
Second Quarter
•Oral tobacco products segment retail share was 44.0%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 24.3%. In the oral tobacco products segment, share declines for MST products were primarily driven by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 7.0%, an increase of 2.1 percentage points versus the prior year. on! retail share increased 0.5 share points from the first quarter of 2023.
•The U.S. nicotine pouch category grew to 29.1% of the U.S. oral tobacco category, an increase of 8.4 share points versus the prior year. In addition, on!’s share of the nicotine pouch category grew to 24.0%, an increase of 2.1 share points versus the prior year.
First Half
•Oral tobacco products segment retail share was 44.6%, and Copenhagen continued to be the leading oral tobacco brand with a retail share of 24.8%. In the oral tobacco products segment, share declines for MST products were primarily driven by the share growth of oral nicotine pouches.
•Total U.S. oral tobacco category share for on! nicotine pouches grew to 6.7%, an increase of 2.2 percentage points.

Table 7 - Oral Tobacco Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2023	2022	Percentage point change	2023	2022	Percentage point change
Copenhagen	24.3%	27.3%	(3.0)	24.8%	27.7%	(2.9)
Skoal	9.9	11.5	(1.6)	10.1	11.6	(1.5)
on!	7.0	4.9	2.1	6.7	4.5	2.2
Other	2.8	3.1	(0.3)	3.0	3.1	(0.1)
Total oral tobacco products	44.0%	46.8%	(2.8)	44.6%	46.9%	(2.3)
Note: Our oral tobacco products segment’s retail share results exclude international volume. Retail share results for oral tobacco products are based on data from Circana, a tracking service that uses a sample of stores to project market share and depict share trends. This service tracks sales in the food, drug, mass merchandisers, convenience, military, dollar store and club trade classes on the number of cans and packs sold. Oral tobacco products are defined by Circana as moist smokeless, snus and oral nicotine pouches. New types of oral tobacco products, as well as new packaging configurations of existing oral tobacco products, may or may not be equivalent to existing MST products on a can-for-can basis. For example, one pack of snus or one can of oral nicotine pouches, irrespective of the number of pouches in the pack, is assumed to be equivalent to one can of MST. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is retail services’ standard practice to periodically refresh their retail scan services, which could restate retail share results that were previously released in these services.

Altria’s Profile
We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.
Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), currently the only e-vapor manufacturer to receive market authorizations from the U.S. Food and Drug Administration (FDA) for a pod-based e-vapor product.
Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.
Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.
The brand portfolios of our tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks and service marks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.
Learn more about Altria at www.altria.com and follow us on Twitter, Facebook and LinkedIn.

Basis of Presentation
We report our financial results in accordance with GAAP. Our management reviews OCI, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate the performance of, and allocate resources to, our segments. Our management also reviews certain financial results, including OCI, OCI margins and diluted EPS, on an adjusted basis, which excludes certain income and expense items, including those items noted under “2023 Full-Year Guidance.” Our management does not view any of these special items to be part of our underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Our management also reviews income tax rates on an adjusted basis. Our adjusted effective tax rate may exclude certain income tax items from our reported effective tax rate. Our management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Our management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not required by, or calculated in accordance with, GAAP and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. We provide reconciliations of historical adjusted financial measures to corresponding GAAP measures in this release.
We use the equity method of accounting for our investment in ABI and Cronos and report our share of ABI’s and Cronos’s results using a one-quarter lag because ABI’s and Cronos’s results are not available in time for us to record them in the concurrent period. The one-quarter reporting lag for ABI and Cronos does not affect our cash flows. We accounted for our former investment in the equity securities of JUUL at fair value.
Our reportable segments are (i) smokeable products, including combustible cigarettes and cigars manufactured and sold by PM USA and Middleton, respectively, and (ii) oral tobacco products, including MST and snus products manufactured and sold by USSTC, and oral nicotine pouches sold by Helix. We have included results for NJOY, Helix rest-of-world, the IQOS Tobacco Heating System® and Philip Morris Capital Corporation (prior to the completion of its wind-down at the end of 2022) in “All Other.” Comparisons are to the corresponding prior-year period unless otherwise stated.

Forward-Looking and Cautionary Statements
This release contains projections of future results and other forward-looking statements that are subject to a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results to differ materially from those contained in the forward-looking statements included in this release are described in our publicly filed reports, including our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Reports on Form 10-Q. These factors include the following:
▪our inability to anticipate and respond to changes in adult tobacco consumer preferences and purchase behavior;
▪our inability to compete effectively;
▪the growth of the e-vapor category and other innovative tobacco products, including oral nicotine pouches, contributing to reductions in cigarette and MST consumption levels and shipment volume;
▪our failure to commercialize innovative products, including tobacco products that may reduce health risks relative to other tobacco products and appeal to adult tobacco consumers;
▪changes, including in macroeconomic and geopolitical conditions (including inflation), that result in shifts in adult tobacco consumer disposable income and purchasing behavior, including choosing lower-priced and discount brands or products;
▪unfavorable outcomes with respect to litigation proceedings or any governmental investigations;
▪the risks associated with significant federal, state and local government actions, including U.S. Food and Drug Administration (FDA) regulatory actions, and various private sector actions;
▪increases in tobacco product-related taxes;
▪our failure to complete or manage successfully strategic transactions, including the NJOY Transaction and other acquisitions, dispositions, joint ventures and investments in third parties, or realize the anticipated benefits of such transactions;
▪significant changes in price, availability or quality of tobacco, other raw materials or component parts, including as a result of changes in macroeconomic, climate and geopolitical conditions;
▪our reliance on a few significant facilities and a small number of key suppliers, distributors and distribution chain service providers and the risks associated with an extended disruption at a facility or in service by a supplier, distributor or distribution chain service provider;
▪the risk that we may be required to write down intangible assets, including trademarks and goodwill, due to impairment;
▪the risk that we could decide, or be required to, recall products;
▪the various risks related to health epidemics and pandemics, such as the COVID-19 pandemic, and the measures that international, federal, state and local governments, agencies, law enforcement and health authorities implement to address them;
▪our inability to attract and retain a highly skilled and diverse workforce due to the decreasing social acceptance of tobacco usage, tobacco control actions and other factors;
▪the risks associated with the various U.S. and foreign laws and regulations to which we are subject due to our international business operations;
▪the risks concerning a challenge to our tax positions, an increase in the income tax rate or other changes to federal or state tax laws;
▪the risks associated with legal and regulatory requirements related to climate change and other environmental sustainability matters;
▪disruption and uncertainty in the credit and capital markets, including risk of losing access to these markets;
▪a downgrade or potential downgrade of our credit ratings;
▪our inability to attract investors due to increasing investor expectations of our performance relating to environmental, social and governance factors;

▪the failure of our, or our key service providers’ or key suppliers’, information systems to function as intended, or cyber-attacks or security breaches;
▪our failure to comply with personal data protection and privacy laws;
▪the risk that the expected benefits of our investment in ABI may not materialize in the expected manner or timeframe or at all, including due to macroeconomic and geopolitical conditions; foreign currency exchange rates; ABI’s business results; ABI’s share price; impairment losses on the value of our investment; our incurrence of additional tax liabilities related to our investment in ABI; and potential reductions in the number of directors that we can have appointed to the ABI board of directors; and
▪the risks associated with our investment in Cronos, including legal, regulatory and reputational risks and the risk that the expected benefits of the transaction may not materialize in the expected timeframe or at all.
You should understand that it is not possible to predict or identify all factors and risks. Consequently, you should not consider the foregoing list complete. We do not undertake to update any forward-looking statement that we may make from time to time except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.	Altria Client Services	Altria Client Services
Mac Livingston, Vice President of Investor Relations	Investor Relations	Media Relations
Richard.M.Livingston@altria.com	804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2023	2022	% Change

Net revenues	$6,508	$6,543	(0.5)%
Cost of sales [1]	1,681	1,708
Excise taxes on products [1]	1,070	1,169
Gross profit	3,757	3,666	2.5%
Marketing, administration and research costs	472	489
Operating companies income	3,285	3,177	3.4%
Amortization of intangibles	27	18
General corporate expenses	353	54
Operating income	2,905	3,105	(6.4)%
Interest and other debt expense, net	257	280
Net periodic benefit income, excluding service cost	(31)	(47)
(Income) losses from investments in equity securities [1]	(127)	1,263
Loss on Cronos-related financial instruments	—	4
Earnings before income taxes	2,806	1,605	74.8%
Provision for income taxes	689	714
Net earnings	$2,117	$891	100%+

Per share data:
Diluted earnings per share	$1.19	$0.49	100%+

Weighted-average diluted shares outstanding	1,782	1,809	(1.5)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

				Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$5,820	$680	$8	$6,508
2022	5,873	665	5	6,543
% Change	(0.9)%	2.3%	60.0%	(0.5)%

Reconciliation:
For the quarter ended June 30, 2022	$5,873	$665	$5	$6,543
Operations	(53)	15	3	(35)
For the quarter ended June 30, 2023	$5,820	$680	$8	$6,508

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$2,846	$443	$(4)	$3,285
2022	2,762	430	(15)	3,177
% Change	3.0%	3.0%	73.3%	3.4%

Reconciliation:
For the quarter ended June 30, 2022	$2,762	$430	$(15)	$3,177

Tobacco and health and certain other litigation items - 2022	38	—	—	38
	38	—	—	38

Tobacco and health and certain other litigation items - 2023	(40)	—	—	(40)
	(40)	—	—	(40)
Operations	86	13	11	110
For the quarter ended June 30, 2023	$2,846	$443	$(4)	$3,285

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	2023	2022	% Change

Net revenues	$12,227	$12,435	(1.7)%
Cost of sales [1]	3,115	3,154
Excise taxes on products [1]	2,026	2,242
Gross profit	7,086	7,039	0.7%
Marketing, administration and research costs	891	901
Operating companies income	6,195	6,138	0.9%
Amortization of intangibles	45	35
General corporate expenses	488	114
Operating income	5,662	5,989	(5.5)%
Interest and other debt expense, net	486	561
Net periodic benefit income, excluding service cost	(62)	(93)
(Income) losses from investments in equity securities [1]	(47)	1,229
Loss on Cronos-related financial instruments	—	14
Earnings before income taxes	5,285	4,278	23.5%
Provision for income taxes	1,381	1,428
Net earnings	$3,904	$2,850	37.0%

Per share data[2]:
Diluted earnings per share	$2.18	$1.57	38.9%

Weighted-average diluted shares outstanding	1,784	1,813	(1.6)%

[1] Cost of sales includes charges for resolution expenses related to state settlement agreements and FDA user fees. Supplemental information concerning those items, excise taxes on products sold and (income) losses from investments in equity securities is shown in Schedule 5.

[2] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$10,910	$1,308	$9	$12,227
2022	11,138	1,278	19	12,435
% Change	(2.0)%	2.3%	(52.6)%	(1.7)%

Reconciliation:
For the six months ended June 30, 2022	$11,138	$1,278	$19	$12,435
Operations	(228)	30	(10)	(208)
For the six months ended June 30, 2023	$10,910	$1,308	$9	$12,227

	Operating Companies Income (Loss)
	Smokeable Products	Oral Tobacco Products	All Other	Total
2023	$5,349	$859	$(13)	$6,195
2022	5,321	837	(20)	6,138
% Change	0.5%	2.6%	35.0%	0.9%

Reconciliation:
For the six months ended June 30, 2022	$5,321	$837	$(20)	$6,138

NPM Adjustment Items - 2022	(60)	—	—	(60)
Tobacco and health and certain other litigation items - 2022	50	—	—	50
	(10)	—	—	(10)

Tobacco and health and certain other litigation items - 2023	(52)	—	—	(52)
	(52)	—	—	(52)
Operations	90	22	7	119
For the six months ended June 30, 2023	$5,349	$859	$(13)	$6,195

Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,041	$1,137	$1,969	$2,181
Oral tobacco products	29	32	57	61
	$1,070	$1,169	$2,026	$2,242

The segment detail of charges for resolution expenses related to state settlement agreements included in cost of sales is as follows:

Smokeable products	$1,017	$1,054	$1,911	$1,933
Oral tobacco products	—	3	3	5
	$1,017	$1,057	$1,914	$1,938

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$67	$69	$130	$137
Oral tobacco products	1	1	2	2
	$68	$70	$132	$139

The detail of (income) losses from investments in equity securities is as follows:

ABI	$(135)	$(12)	$(340)	$(212)
Cronos	8	120	43	186
JUUL	—	1,155	250	1,255
	$(127)	$1,263	$(47)	$1,229

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2023 Net Earnings	$2,117	$1.19
2022 Net Earnings	$891	$0.49
% Change	100%+	100%+

Reconciliation:
2022 Net Earnings	$891	$0.49

2022 Acquisition and disposition-related items	2	—
2022 Tobacco and health and certain other litigation items	35	0.02
2022 JUUL changes in fair value	1,155	0.64
2022 ABI-related special items	89	0.05
2022 Cronos-related special items	106	0.06
2022 Income tax items	4	—
Subtotal 2022 special items	1,391	0.77

2023 Acquisition and disposition-related items	(13)	—
2023 Tobacco and health and certain other litigation items	(217)	(0.12)
2023 ABI-related special items	2	—
2023 Cronos-related special items	(4)	—
2023 Income tax items	3	—
Subtotal 2023 special items	(229)	(0.12)

Fewer shares outstanding	—	0.02
Change in tax rate	3	—
Operations	61	0.03
2023 Net Earnings	$2,117	$1.19

				Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2023 Reported	$2,806	$689	$2,117	$1.19
Acquisition and disposition-related items	18	5	13	—
Tobacco and health and certain other litigation items	290	73	217	0.12
ABI-related special items	(3)	(1)	(2)	—
Cronos-related special items	4	—	4	—
Income tax items	—	3	(3)	—
2023 Adjusted for Special Items	$3,115	$769	$2,346	$1.31

2022 Reported	$1,605	$714	$891	$0.49
Acquisition and disposition-related items	2	—	2	—
Tobacco and health and certain other litigation items	46	11	35	0.02
JUUL changes in fair value	1,155	—	1,155	0.64
ABI-related special items	112	23	89	0.05
Cronos-related special items	114	8	106	0.06
Income tax items	—	(4)	4	—
2022 Adjusted for Special Items	$3,034	$752	$2,282	$1.26

2023 Reported Net Earnings			$2,117	$1.19
2022 Reported Net Earnings			$891	$0.49
% Change			100%+	100%+

2023 Net Earnings Adjusted for Special Items			$2,346	$1.31
2022 Net Earnings Adjusted for Special Items			$2,282	$1.26
% Change			2.8%	4.0%

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS[1]
2023 Net Earnings	$3,904	$2.18
2022 Net Earnings	$2,850	$1.57
% Change	37.0%	38.9%

Reconciliation:
2022 Net Earnings	$2,850	$1.57

2022 NPM Adjustment Items	(45)	(0.02)
2022 Acquisition and disposition-related items	7	—
2022 Tobacco and health and certain other litigation items	44	0.02
2022 JUUL changes in fair value	1,255	0.70
2022 ABI-related special items	42	0.02
2022 Cronos-related special items	167	0.09
2022 Income tax items	9	—
Subtotal 2022 special items	1,479	0.81

2023 Acquisition and disposition-related items	(1)	—
2023 Tobacco and health and certain other litigation items	(301)	(0.17)
2023 Loss on disposition of JUUL equity securities	(250)	(0.14)
2023 ABI-related special items	22	0.01
2023 Cronos-related special items	(30)	(0.02)
Subtotal 2023 special items	(560)	(0.32)

Fewer shares outstanding	—	0.04
Change in tax rate	7	—
Operations	128	0.08
2023 Net Earnings	$3,904	$2.18

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.
es) per share attributable to Altria are computed independently for each period. Accordingly, t

				Schedule 9
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS[1]
2023 Reported	$5,285	$1,381	$3,904	$2.18
Acquisition and disposition-related items	1	—	1	—
Tobacco and health and certain other litigation items	401	100	301	0.17
Loss on disposition of JUUL equity securities	250	—	250	0.14
ABI-related special items	(28)	(6)	(22)	(0.01)
Cronos-related special items	30	—	30	0.02
2023 Adjusted for Special Items	$5,939	$1,475	$4,464	$2.50

2022 Reported	$4,278	$1,428	$2,850	$1.57
NPM Adjustment Items	(60)	(15)	(45)	(0.02)
Acquisition and disposition-related items	9	2	7	—
Tobacco and health and certain other litigation items	58	14	44	0.02
JUUL changes in fair value	1,255	—	1,255	0.70
ABI-related special items	53	11	42	0.02
Cronos-related special items	175	8	167	0.09
Income tax items	—	(9)	9	—
2022 Adjusted for Special Items	$5,768	$1,439	$4,329	$2.38

2023 Reported Net Earnings			$3,904	$2.18
2022 Reported Net Earnings			$2,850	$1.57
% Change			37.0%	38.9%

2023 Net Earnings Adjusted for Special Items			$4,464	$2.50
2022 Net Earnings Adjusted for Special Items			$4,329	$2.38
% Change			3.1%	5.0%

[1] Diluted earnings per share are computed independently for each period. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

1 Basic and diluted earnings (losses) per share attributable to Altria are computed independently for each period. Accordingly, the sum of the quarterly earnings (losses) per share amounts may not agree to the year-to-date amounts

				Schedule 10
ALTRIA GROUP, INC.
and Subsidiaries
Reconciliation of GAAP and non-GAAP Measures
For the Year Ended December 31, 2022
(dollars in millions, except per share data)
(Unaudited)

	Earnings before Income Taxes	Provision for Income Taxes	Net Earnings	Diluted EPS
2022 Reported	$7,389	$1,625	$5,764	$3.19
NPM Adjustment Items	(68)	(17)	(51)	(0.03)
Acquisition and disposition-related items	11	2	9	—
Tobacco and health and certain other litigation items	131	33	98	0.05
JUUL changes in fair value	1,455	—	1,455	0.81
ABI-related special items	2,544	534	2,010	1.12
Cronos-related special items	186	—	186	0.10
Income tax items	—	729	(729)	(0.40)
2022 Adjusted for Special Items	$11,648	$2,906	$8,742	$4.84

		Schedule 11
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$874	$4,030
Receivable from the sale of IQOS System commercialization rights	1,772	1,721
Inventories	1,191	1,180
Other current assets	501	289
Property, plant and equipment, net	1,626	1,608
Goodwill and other intangible assets, net	20,539	17,561
Investments in equity securities	9,643	9,600
Other long-term assets	1,005	965
Total assets	$37,151	$36,954

Liabilities and Stockholders’ Equity (Deficit)
Short-term borrowings	$2,000	$—
Current portion of long-term debt	1,121	1,556
Accrued settlement charges	1,562	2,925
Deferred gain from the sale of IQOS System commercialization rights (current)	2,700	—
Other current liabilities	4,281	4,135
Long-term debt	24,074	25,124
Deferred income taxes	2,646	2,897
Accrued pension costs	128	133
Accrued postretirement health care costs	1,092	1,083
Deferred gain from the sale of IQOS System commercialization rights (long-term)	—	2,700
Other long-term liabilities	1,324	324
Total liabilities	40,928	40,877
Total stockholders’ equity (deficit)	(3,827)	(3,973)
Noncontrolling interest	50	50
Total liabilities and stockholders’ equity (deficit)	$37,151	$36,954

Total debt	$27,195	$26,680

					Schedule 12
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2023 Special Items - (Income) Expense
Acquisition and disposition-related items	$—	$41	$(23)	$—	$—
Tobacco and health and certain other litigation items	40	240	10	—	—
ABI-related special items	—	—	—	(3)	—
Cronos-related special items	—	—	—	4	—

2022 Special Items - (Income) Expense
Acquisition and disposition-related items	$—	$2	$—	$—	$—
Tobacco and health and certain other litigation items	38	7	1	—	—
JUUL changes in fair value	—	—	—	1,155	—
ABI-related special items	—	—	—	112	—
Cronos-related special items	—	—	—	110	4

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in Altria’s consolidated statements of earnings. This schedule is not intended to provide, or reconcile, non-GAAP financial measures.

					Schedule 13
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data for Special Items
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Cost of Sales	Marketing, administration and research costs	General corporate expenses	Interest and other debt (income) expense, net	(Income) losses from investments in equity securities	Loss on Cronos-related financial instruments
2023 Special Items - (Income) Expense
Acquisition and disposition-related items	$—	$—	$44	$(43)	$—	$—
Tobacco and health and certain other litigation items	—	52	338	11	—	—
Loss on disposition of JUUL equity securities	—	—	—	—	250	—
ABI-related special items	—	—	—	—	(28)	—
Cronos-related special items	—	—	—	—	30	—

2022 Special Items - (Income) Expense
NPM Adjustment Items	$(60)	$—	$—	$—	$—	$—
Acquisition and disposition-related items	—	—	9	—	—	—
Tobacco and health and certain other litigation items	—	50	7	1	—	—
JUUL changes in fair value	—	—	—	—	1,255	—
ABI-related special items	—	—	—	—	53	—
Cronos-related special items	—	—	—	—	161	14

Note: This schedule is intended to provide supplemental financial data for certain income and expense items that management believes are not part of underlying operations and their presentation in our consolidated statements of earnings (losses). This schedule is not intended to provide, or reconcile, non-GAAP financial measures.